Exhibit 99.1

TAL International Group, Inc. Reports Third Quarter 2006 Results and Increases Quarterly Dividend

     PURCHASE, N.Y.--(BUSINESS WIRE)--Nov. 7, 2006--TAL International Group, Inc. (NYSE: TAL), one of the world's largest lessors of intermodal freight containers and chassis, reported results for the third quarter and nine months ended September 30, 2006 and announced an increase in its quarterly dividend.

     Pre-tax income for the third quarter of 2006 was $6.9 million compared to a loss of $(8.8) million in the prior year quarter. Adjusted pre-tax income (1) for the quarter, excluding unrealized losses (gains) on interest rate swaps and other non-operating items, was $19.1 million compared to $9.2 million in the third quarter of 2005. Please see page 8 for a detailed reconciliation of adjusted pre-tax income. The company focuses on pre-tax results as it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on the existing container and chassis fleet and planned future equipment purchases.

     Total revenues for the third quarter of 2006 were $76.7 million compared to $81.1 million in the third quarter of 2005. EBITDA (3) was $45.2 million for the quarter versus $66.1 million in the prior year period. Adjusted EBITDA (3) was $57.3 million for the quarter versus $59.9 million in last year's third quarter. Please see page 8 for a detailed reconciliation of EBITDA and adjusted EBITDA.

     Net income for the third quarter of 2006 was $4.5 million, or $0.13 per fully diluted common share, versus a loss of $(5.8) million in the prior year quarter. Adjusted net income (2) for the quarter, excluding unrealized losses (gains) on interest rate swaps and other non-operational items was $12.3 million, or $0.37 per fully diluted common share, compared to $6.0 million in the third quarter of 2005. Please see page 8 for a detailed reconciliation of adjusted net income.

     "Our results for the third quarter were largely in-line with our expectations as adjusted earnings per fully diluted share for the third quarter of 2006 increased slightly from the prior quarter," commented Brian M. Sondey, President and CEO of TAL. "We experienced continued good demand for dry and special containers with our overall utilization increasing by 1.6% to 92.5% at the end of the quarter. These benefits were partially offset by the revenue impact of the lease extension transactions that were concluded during the second and third quarters along with the effect of continued slow demand for refrigerated containers that has existed throughout 2006."

     Mr. Sondey continued, "While the performance of our refrigerated container product line does not greatly influence our aggregate utilization, our revenues are disproportionately impacted due to the higher unit cost and lease rates associated with this equipment. We are hopeful that our refrigerated container utilization will improve during the fourth quarter, which is traditionally the peak demand season for this container type."

     Pre-tax income for the first nine months of 2006 was $42.4 million compared to $12.5 million for the same period last year. Adjusted pre-tax income (1) for the first nine months of 2006 was $53.4 million compared to $32.5 million in the comparable period of 2005.

     Total revenues for the nine months ended September 30, 2006 were $225.3 million as compared to $239.1 million in the first nine months of 2005. EBITDA (3) for the nine month period ended September 30, 2006 was $157.8 million versus $188.8 million for the same period of 2005. Adjusted EBITDA (3) for the first nine months of 2006 was $166.4 million compared to $184.4 million for the same period last year.

     Net income for the first nine months of 2006 was $27.3 million, or $0.82 per fully diluted common share, as compared to net income of $7.9 million for the comparable prior year period. Adjusted net income
(2) for the period ended September 30, 2006 was $34.3 million, or $1.03 per fully diluted common share, compared to $20.6 million in the prior year period.

     Mr. Sondey commented: "Year-to-date, we have been able to achieve 10% growth in revenue earning assets, which together with increasing utilization of our dry and special containers is driving our quarter on quarter profitability improvement. However, the slow start of the year continues to weigh down our nine-month results and decreasing average rental rates and soft refrigerated container demand have limited the size of our profitability growth over the course of the year. The lower rental rates we have experienced in 2006 are largely a result of placing a significant portion of our new containers on leases with average durations well in excess of five years and negotiating lease extensions for existing equipment already on-hire. While these transactions have reduced near-term profitability, we believe they increase the long-term value of our fleet."

     Outlook

     Mr. Sondey added, "We expect that our major operating drivers will hold fairly steady through the end of the year, which would allow us to finish 2006 in a stronger position than we finished last year. Our dry container utilization will face some pressure due to the end of the summer peak season, but improved refrigerated container performance should offset much of this impact. In addition, our earnings will benefit from reduced depreciation of about $0.4 million per month beginning in November when another vintage year of our containers reaches the end of its depreciable life."

     Dividend and Share Repurchases

     TAL's board of directors has approved and declared a $0.25 per share quarterly cash dividend on its issued and outstanding common stock, payable on December 8, 2006 to shareholders of record at the close of business on November 21, 2006. Based on the information available today, we believe the dividend will qualify as a return of capital rather than a taxable dividend for our shareholders. Investors should consult with a tax advisor to determine the proper tax treatment of this distribution.

     Mr. Sondey commented, "We are pleased to increase the size of the quarterly shareholder dividend. We continue to generate strong cash flow, and estimate that, prior to the payment of dividends and share repurchases, we have been generating excess cash in the range of $5 million per month beyond the amount required to support the growth of our revenue earning assets. As we have now built a liquidity cushion of roughly $50 million, we feel it is appropriate to expand the dividend. We will continue to evaluate the size of the dividend relative to our liquidity cushion on a quarterly basis to ensure that we are returning an appropriate level of the cash generated by the company to our investors."

     The Company repurchased 136,250 shares of its outstanding common stock in the open market during the quarter ended September 30, 2006 at a total cost of approximately $2.9 million in accordance with its previously announced stock repurchase program.

     Investors' Webcast

     TAL will hold a Webcast at 9 a.m. (New York time) on Wednesday, November 8th to discuss its fiscal third quarter and nine month results. An archive of the Webcast will be available one hour after the live call through Friday, December 1, 2006. To access the live Webcast or archive, please visit the Company's Web site at http://www.talinternational.com.

     About TAL International Group, Inc.

     TAL is one of the world's largest lessors of intermodal freight containers and chassis with 20 offices in 12 countries and approximately 190 third party container depot facilities in 41 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL's fleet consists of approximately 646,000 containers and related equipment representing approximately 1,044,000 twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers and chassis as measured by fleet size.

     Important Cautionary Information Regarding Forward-Looking
Statements

     Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2006.

     The Company's views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

     (1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company's definition and calculation of adjusted pre-tax income is outlined in the attached schedules.

     (2) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company's definition and calculation of adjusted net income is outlined in the attached schedules.

     (3) EBITDA and Adjusted EBITDA are non-GAAP measurements we believe are useful in evaluating our operating and liquidity performance. The Company's definitions and calculations of EBITDA and Adjusted EBITDA are outlined in the attached schedules.


                    TAL INTERNATIONAL GROUP, INC.
                     Consolidated Balance Sheets
              (Dollars in thousands, except share data)

                                           September 30, December 31,
                                               2006          2005
                                           ------------- ------------
                                            (Unaudited)
Assets:
Cash and cash equivalents (including
 restricted cash of $13,274 and $0)        $     45,712  $    27,259
Accounts receivable, net of allowances of
 $295 and $820                                   35,724       36,470
Net investment in finance leases                129,163       73,819
Leasing equipment, net of accumulated
 depreciation and allowances of $188,479
 and $124,543                                 1,099,755    1,036,363
Leasehold improvements and other fixed
 assets, net of accumulated depreciation
 and amortization of $1,878 and $1,312            3,109        3,771
Equipment held for sale                          17,559       24,844
Goodwill                                         71,898       71,898
Deferred financing costs                          7,150        3,540
Other assets (including fair value of
 derivative instruments)                         22,484       26,304
                                           ------------- ------------
   Total assets                            $  1,432,554  $ 1,304,268
                                           ============= ============
Liabilities and stockholders' equity:
Accounts payable                           $     24,442  $    12,256
Accrued expenses                                 40,207       30,063
Income taxes payable                                320          116
Deferred income tax liability                    26,733        9,239
Debt:
  Asset securitization facility                      --      710,000
  Asset backed securities (ABS):
   Term notes                                   651,667           --
   Warehouse facility                           106,500           --
  Revolving credit facilities                   131,500      148,000
  Finance lease facility                         12,500           --
  Other debt                                     11,798           --
  Capital lease obligations                      24,369       14,627
                                           ------------- ------------
   Total liabilities                          1,030,036      924,301
Stockholders' equity:
Preferred stock, $.001 par value, 500,000
 shares authorized, none issued                      --           --
Common stock, $.001 par value, 100,000,000
 shares authorized, 33,303,031 and
 32,882,208 shares issued, respectively              33           33
Treasury stock, at cost, 136,250 shares
 and 0 shares, respectively                      (2,862)          --
Additional paid-in capital                      394,434      394,389
Accumulated earnings (deficit)                    6,901      (13,737)
Accumulated other comprehensive income
 (loss)                                           4,012         (718)
                                           ------------- ------------
  Total stockholders' equity                    402,518      379,967
                                           ------------- ------------
   Total liabilities and stockholders'
    equity                                 $  1,432,554  $ 1,304,268
                                           ============= ============


                    TAL INTERNATIONAL GROUP, INC.
                Consolidated Statements of Operations
     (Dollars and shares in thousands, except earnings per share)

                               Three Months Ended  Nine Months Ended
                                  September 30,      September 30,
                               ------------------ -------------------
                                 2006     2005      2006      2005
                               -------- --------- --------- ---------
                                  (Unaudited)         (Unaudited)
Revenues:
Leasing revenues, including
 income recognized on finance
 leases of $3,399, $1,934,
 $8,516 and $3,356,
 respectively                  $67,827  $ 71,001  $201,523  $215,084
Equipment trading revenue        6,897     7,774    17,673    17,173
Management fee income            1,538     1,566     4,687     4,978
Other revenues                     413       738     1,453     1,909
                               -------- --------- --------- ---------
  Total revenues                76,675    81,079   225,336   239,144
                               -------- --------- --------- ---------
Expenses:
Equipment trading expenses       5,606     6,026    14,545    13,257
Direct operating expenses        6,311     6,410    19,734    20,707
Administrative expenses          9,350     9,411    28,009    28,362
Depreciation and amortization   26,590    29,418    77,782    88,076
(Reversal) provision for
 doubtful accounts                 (58)      528      (500)      567
Net (gain) on sale of leasing
 equipment                      (1,883)   (1,178)   (2,859)   (8,133)
Write-off of deferred
 financing costs                     -    24,313     2,367    24,313
Interest and debt expense       11,686    21,239    35,266    63,849
Unrealized loss (gain) on
 interest rate swaps            12,174    (7,589)    8,584    (8,975)
Management fees                      -     1,346         -     4,598
                               -------- --------- --------- ---------
  Total expenses                69,776    89,924   182,928   226,621
                               -------- --------- --------- ---------
Income (loss) before income
 taxes                           6,899    (8,845)   42,408    12,523
Income tax expense (benefit)     2,449    (3,090)   15,133     4,577
                               -------- --------- --------- ---------
  Net income (loss)              4,450    (5,755)   27,275     7,946
Preferred stock dividends            -    (6,568)        -   (18,727)
                               -------- --------- --------- ---------
Net income (loss) applicable
 to common stockholders        $ 4,450  $(12,323) $ 27,275  $(10,781)
                               ======== ========= ========= =========
Net income (loss) per common
 share -- Basic                $  0.13  $  (1.21) $   0.83  $  (1.06)
                               ======== ========= ========= =========
Net income (loss) per common
 share -- Diluted              $  0.13  $  (1.21) $   0.82  $  (1.06)
                               ======== ========= ========= =========
Weighted average number of
 common shares outstanding
  -- Basic                      33,001    10,204    32,927    10,186
Weighted average number of
 common shares outstanding
  -- Diluted                    33,421    10,204    33,450    10,186
Cash dividends paid per common
 share                         $  0.20         -  $   0.20         -


                      Non-GAAP Financial Measures

     We use the terms "Adjusted Pre-tax Income", "Adjusted Net Income", "EBITDA", and "Adjusted EBITDA", throughout this press release. Adjusted Pre-tax Income is defined as income (loss) before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes the unrealized loss (gain) on interest rate swaps, write-off of deferred financing costs and management fees. Adjusted Net Income is defined as net income further adjusted for the items discussed above, net of tax.

     EBITDA is defined as net income (loss) before interest and debt expense, write-off of deferred financing costs, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted EBITDA excludes unrealized losses (gains) on interest rate swaps and management fees.

     Adjusted Pre-tax Income, Adjusted Net Income, EBITDA, and
Adjusted EBITDA are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income
(loss) or net cash from operating activities.

     We believe that Adjusted Pre-tax Income, Adjusted Net Income, EBITDA, and Adjusted EBITDA are useful to an investor in evaluating our operating performance because:


-- these measures are widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense (benefit), depreciation and amortization and unrealized (gains) losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

-- these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future (such as expenses related to management agreements which terminated upon the closing of our IPO on October 17, 2005); and

-- these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.


     We have provided reconciliations of income (loss) before income taxes and net income (loss), the most directly comparable GAAP measures, to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three and nine months ended September 30, 2006 and 2005.

     Additionally, we have provided reconciliations of net income
(loss), the most directly comparable GAAP measure, to EBITDA and EBITDA to Adjusted EBITDA in the tables below for the three and nine months ended September 30, 2006 and 2005.


                    TAL INTERNATIONAL GROUP, INC.
 Non-GAAP Reconciliation of Adjusted Income Before Income Taxes and
                         Adjusted Net Income
                       (Dollars in Thousands)

                                 Three Months Ended Nine Months Ended
                                    September 30,     September 30,
                                 ------------------ -----------------
                                   2006      2005     2006     2005
                                 --------- -------- -------- --------

Income (loss) before income
 taxes                           $  6,899  $(8,845) $42,408  $12,523
  Add (subtract):
   Unrealized loss (gain) on
    interest rate swaps            12,174   (7,589)   8,584   (8,975)
   Write-off of deferred
    financing costs                     -   24,313    2,367   24,313
   Management fees                      -    1,346        -    4,598
                                 --------- -------- -------- --------
Adjusted income before income
 taxes                           $ 19,073  $ 9,225  $53,359  $32,459
                                 ========= ======== ======== ========


Net income (loss) (a)            $  4,450  $(5,755) $27,275  $ 7,946
  Add (subtract):
   Unrealized loss (gain) on
    interest rate swaps             7,852   (4,940)   5,520   (5,699)
   Write-off of deferred
    financing costs                     -   15,828    1,522   15,439
   Management fees                      -      876        -    2,920
                                 --------- -------- -------- --------
Adjusted net income              $ 12,302  $ 6,009  $34,317  $20,606
                                 ========= ======== ======== ========

(a) All net income adjustments are reflected net of income taxes.


                    TAL INTERNATIONAL GROUP, INC.
       Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
                       (Dollars in Thousands)

                               Three Months Ended Nine Months Ended
                                  September 30,      September 30,
                               ------------------ -------------------
                                 2006      2005     2006      2005
                               --------- -------- --------- ---------
Net income (loss)              $  4,450  $(5,755) $ 27,275  $  7,946
  Add (subtract):
   Depreciation and
    amortization                 26,590   29,418    77,782    88,076
   Write-off of deferred
    financing costs                   -   24,313     2,367    24,313
   Interest and debt expense     11,686   21,239    35,266    63,849
   Income tax expense
    (benefit)                     2,449   (3,090)   15,133     4,577
                               --------- -------- --------- ---------
EBITDA                           45,175   66,125   157,823   188,761
  Add (subtract):
   Unrealized loss (gain) on
    interest rate swaps(a)       12,174   (7,589)    8,584    (8,975)
   Management fees(b)                 -    1,346         -     4,598
                               --------- -------- --------- ---------
Adjusted EBITDA                $ 57,349  $59,882  $166,407  $184,384
                               ========= ======== ========= =========

(a) Reflects the reversal of unrealized losses (gains) on interest rate swap contracts.

(b) Reflects the reversal of management fees of $1.3 million and $4.6 million in the three and nine months ended September 30, 2005 payable to our affiliates pursuant to certain management agreements which were terminated immediately prior to the consummation of our IPO.


     CONTACT: TAL International Group, Inc.
              Jeffrey Casucci, 914-697-2900
              Vice President, Treasury and Investor Relations